EXHIBIT 99.1

Shengkai Innovations Provides Operational Updates

TIANJIN, China, Sept. 16, 2011 (GLOBE NEWSWIRE) -- Shengkai Innovations, Inc. (Nasdaq:VALV) ("Shengkai" or the "Company"), a leading ceramic valve manufacturer in the People's Republic of China (the "PRC"), today announced that it will be implementing a strategic transition away from the low-end markets including the electric power markets, to the high-end oil and chemical markets, both domestically and abroad, in response to recent business disruptions and changes in the global ceramic valves industry.

In recent months, because of the heightened suspicions on the integrity of Chinese companies, enquiries into the Company's business and domestic customers mounted by certain shareholders and interested parties without the Company's approval or endorsement have resulted in severely damaged relations with some of the Company's important domestic customers. This has resulted in considerable loss of business since June, and a higher turnover in the Company's sales agents and representatives. Some of the Company's other customers have seized this opportunity to demand price cuts from the Company. Meanwhile, some of the Company's competitors also have seized this opportunity to take away our customers.

In response to this situation, management of the Company has decided to phase out its less profitable domestic market segments including the electric power market and focus on expanding its presence in the more profitable domestic and foreign oil and chemical industries where ceramic valve products typically command higher prices than the domestic Chinese market.

The Company plans to substantially raise prices to match industry levels and to reflect its superior product quality. The Company also expects to streamline operations through headcount reduction and other cost-saving measures to conserve capital and reduce the impact of any revenue loss during this transition.

Finally, the Company plans to leverage its self-developed ceramic material technologies to continue in-house and joint research and development of innovative and superior-performance products for the international oil and chemical markets and commit its resources to expanding the acceptance of its products overseas.

Mr. Chen Wang, Chairman and Chief Executive Officer of Shengkai Innovations, said, "As a result of disruption in our business and revenue losses from our low-end domestic market, which has historically contributed to a major portion of our top line, we anticipate an immediate impact to our revenues in the near term until our more profitable international market segments compensate for this deficiency. We, however, believe that this strategic transition will be beneficial to shareholders in the long run as it elevates our products onto an international platform where global oil and chemical companies will pay premium prices for technologically advanced and superior-performance products."

"We firmly stand by our financial and operational integrity and expect the annual report to be completed on time despite the recent auditor change. With sufficient cash in hand and our unique ceramic valve products, we have faith that Shengkai will be able to weather this current difficult period and eventually emerge as a significant player in the global ceramic valve market," Mr. Wang concluded.

About Shengkai Innovations, Inc.

Shengkai Innovations is primarily engaged in the design, manufacture and sale of ceramic valves, high-tech ceramic materials and the provision of technical consultation and related services. The Company's industrial valve products are used by companies in the electric power, petrochemical and chemical, metallurgy and other industries as high-performance, more durable alternatives to traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, the PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is able to produce large-sized ceramic valves with calibers of 6" (150mm) or more. The Company's product portfolio includes a broad range of valves that are sold throughout the PRC, to Europe, North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 400 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company joined the supply network of China National Petroleum Corporation ("CNPC") in 2006 and subsequently received a CNPC Certificate of Material Supplier for valve products in 2011.

Safe Harbor Statements

Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the effect of political, economic, and market conditions and geopolitical events, legislative and regulatory changes, the Company's ability to expand and upgrade its production capacity, the actions and initiatives of current and potential competitors, and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Shengkai Innovations, Inc.
         David Ming He, CFO
         +86-22-5883-8509
         ir@shengkai.com
         http://www.shengkaiinnovations.com

         Grayling
         Shiwei Yin
         +1 646-284-9474
         shiwei.yin@grayling.com